Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into between Audentes Therapeutics, Inc. (“Company”) and John Gray (“Employee”). This Agreement is effective as of December 18, 2015 (“Effective Date”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position and Duties. As of the Effective Date, Employee will serve as Senior Vice President, Research and Development of the Company and will report to the Company’s Chief Executive Officer (the “CEO”). Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position, as shall reasonably be assigned to him by the Company.

2. Exclusive Service. During the term of his employment, Employee (i) will be expected to devote his full working time and attention to the business of the Company, (ii) will not render services to any other business without the prior approval of the CEO and (iii) will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Employee will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of his employment.

3. At-Will Employment. Employee and the Company understand and acknowledge that Employee’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without Cause (as defined below) and with or without notice. The Company may modify your position, duties, goals, reporting relationship, work location, and compensation based on your performance and Company needs.

4. Compensation and Benefits.

4.1. Base Salary. While employed by the Company pursuant to this Agreement, the Company shall pay the Employee an annual base salary of $302,500 payable in accordance with the Company’s normal payroll practices. The Company shall periodically review (at least annually) Employee’s compensation and benefits, provided that any changes thereto shall be determined by the Company in its sole and absolute discretion. The Employee’s base salary in effect from time to time is referred to herein as the “Base Salary”.

4.2. Target Bonus. Employee will be eligible to receive an annual cash bonus in a target amount equal to 30% of the Employee’s Base Salary based on achievement of corporate performance (including financial) objectives to be established from time to time by the Board of Directors (the “Board” and such bonus, the “Target Bonus”) as well as achievement of annual personal performance objectives to be mutually agreed upon in writing between Employee and the Chief Executive Officer. To receive payment of any Target Bonus, Employee must be employed by the Company at the time the bonus is paid. Employee will be eligible to receive the Target Bonus in such amount and upon such terms as shall be determined by the Board at its sole discretion.

4.3. Employee Benefits. Employee shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof, on terms not less favorable than are made available to the Company’s other senior executives. The Company reserves the right to modify benefits, contribution, and reimbursement levels from time to time, as it deems necessary.

4.4. Vacation. Employee will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

5. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company.

6. Inventions and Proprietary Information. Employee hereby acknowledges and agrees that he has executed the Employee Invention Assignment and Confidentiality Agreement, effective as of July 14, 2014, by and between Employee and the Company, a copy of which is attached hereto as Exhibit A, and that such agreement remains in full force and effect.

7. Definitions.

7.1. Cause. For purposes of this Agreement, “Cause” means (i) Employee’s failure to satisfactorily perform Employee’s duties after there has been delivered to Employee a written demand for performance which describes the specific deficiencies in Employee’s performance and the specific manner in which Employee’s performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies; (ii) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company’s reputation or business, (iii) Employee engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties, (iv) Employee’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (v) Employee engaging in any other misconduct that has had or will have a material adverse effect on the Company’s reputation or business; or (vi) Employee’s breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s trade secrets or proprietary information.

7.2. Change in Control. For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction that does not constitute a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii) will not be considered a Change in Control for purposes of this Agreement.

7.3. Disability shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.4. Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without the Employee’s written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from the Employee specifying the specific basis for Employee’s belief that Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Employee terminates employment within the earlier of ten days (10) days following expiration of such cure period or receipt from the Company that such deficiencies will not be cured: (i) a material change, adverse to Employee, in Employee’s position, titles, offices or duties; (ii) an assignment of any significant duties to Employee that are inconsistent with Employee’s positions or offices held under this Agreement; (iii) a decrease in Employee’s Base Salary by more than 10% (other than in connection with a general decrease in the base salary of all other executive officers); or (iv) the relocation of the Employee to a facility or a location more than fifty (50) miles from Employee’s then current location.

8. Effect of Separation from Service. For purposes of this Agreement, no payment will be made to Employee upon termination of Employee’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder.

8.1. Separation for Cause, Death, Disability or Voluntary Separation from Service. In the event of any separation from service of Employee’s employment by the Company for Cause or in the event of the Employee’s death, Disability or voluntary separation from service at any time and for any reason, the Employee will be paid only (i) any earned but unpaid Base Salary, and (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Employee participates, and (iii) reimbursement for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such separation from service (the “Accrued Compensation”). Employee will be allowed to exercise his vested stock options to purchase Company common stock, if any, during the time period set forth in, and in accordance with, the Plan and governing stock option agreement(s).

8.2. Separation from Service without Cause or for Good Reason Prior to a Change in Control. In the event of the Employee’s separation from service from the Company without Cause or for Good Reason, and provided that Employee delivers to the Company a signed settlement agreement and general release of claims in favor of the Company in a form reasonably specified by the Company (the “Release”), and satisfies all conditions to make the Release effective, within sixty (60) days following Employee’s separation from service, then, in addition to the Accrued Compensation, Employee shall be entitled to the following:

(a) A lump sum cash payment in an amount equal to Six (6) months of Employee’s Base Salary, payable on the Ninetieth (90th) day following the date of Employee’s separation from service; and

(b) Provided Employee timely elects to continue health coverage under COBRA, for Employee and/or Employee’s eligible dependents, the Company shall reimburse Employee for any monthly COBRA premium payments made by Employee to continue such coverage for the Twelve (12) month period measured from the first month following the month in which Employee’s separation from service occurs, until the earlier of: (1) twelve months after the date of Employee’s separation from service, (2) the date Employee becomes eligible for group health insurance coverage through a new employer, or (3) the date Employee ceases to be eligible for COBRA coverage for any reason, including plan termination. Notwithstanding the foregoing, if Employee is eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to Employee, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Employee’s and Employee’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period Employee remains eligible for the benefit under the foregoing sentence. Employee may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the ninetieth (90th) day following the separation of service, the Company will make the first payment to Employee under this Section 8.2(b), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid through such date had the Special Cash Payments commenced on the first day of the first month following the separation of service through such ninetieth (90th) day, with the balance of the Special Cash Payments paid monthly thereafter.

8.3. Separation from Service Following a Change in Control. In the event of the Employee’s separation from service from the Company without Cause or for Good Reason, in each case during the period of time commencing ninety (90) days prior to the execution of a definitive agreement providing for the consummation of a Change in Control and ending on the first anniversary of the consummation of such Change in Control, and provided that Employee delivers to the Company the signed Release, and satisfies all conditions to make the Release effective, within sixty (60) days following Employee’s separation from service, then, in addition to the Accrued Compensation, Employee shall be entitled to the benefits as set forth below:

(a) The payments set forth above in Sections 8.2(a) and 8(b); and

(b) Acceleration as to 100% of the unvested portion of any equity award granted to the Employee following the Effective Date.

For the avoidance of doubt, the severance payments and benefits payable pursuant to Section 8.2 or Section 8.3 above are not cumulative.

8.4. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, Employee’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

9. Miscellaneous.

9.1. Arbitration. Employee and the Company agree to submit to mandatory binding arbitration, in Santa Clara County, California, any and all claims arising out of or related to this agreement and Employee’s employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EMPLOYEE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Employee’s right to file administrative claims. Employee may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Employee and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

9.2. Indemnification. Employee will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Employee will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

9.3. Section 409A.

(a) To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest).

(b) Any termination of Employee’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.

(c) It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and/or Treasury Regulation Section 1.409A-1(b)(9) (iii) (as “involuntary separation pay”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if any payment under this Agreement subject to execution of a release is subject to the requirements of Section 409A of the Code, in no event will the timing of the execution of the release, directly or indirectly, result in Employee designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment will be made in the later taxable year.

(e) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

9.4 Outside Professional Activities. Employee may be called upon from time to time participate in professional activities related to Employee’s expertise and standing in his profession, including but not limited to, participation in not-for-profit board of directors or expert industry panels. Employee may also have an interest in participating in similar outside activities in furtherance of his general knowledge that might benefit the Company. Employee may participate in such outside activities as long as: 1) such outside activity does not conflict with the interests of the Company; 2) Employee does not simultaneously sit on more than two outside boards, panels, committees or the like; and 3) the CEO is informed of Employee’s potential participation in such outside activity prior to Employee’s commitment to participate.

9.5 Authorship of Publications. Inherent in Employee’s professional activities is the authorship of scientific and clinical articles related to the Company’s research and development. Prior to becoming an employee of the Company, Employee may have also authored such articles on behalf of his previous employer. Should Employee find it necessary to complete work on such articles on behalf of this previous employer, the Company will permit this to occur without attribution to the Company. Future publications, related to the Company’s research and development, may be authored and published by Employee as long as they are in accord with Company policies and objectives at that time, and are prior approved by the CEO or his designee.

9.6. Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

9.7. No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

9.8. Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

9.9. Withholding. All sums payable to Employee hereunder shall be in United States Dollars and shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

9.10. Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to Employee’s employment with Company. This Agreement supersedes and cancels any and all previous contracts, arrangements or understandings other than the exhibits hereto with respect to Employee’s employment.

9.11. Amendment. The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, except in a writing executed by (i) Employee and (ii) either (A) an authorized executive officer of the Company or (B) an authorized independent member of the Board, in each case, other than Employee.

9.12. Notices. All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Audentes Therapeutics, Inc.
101 Montgomery Street, Suite 2650
San Francisco, CA 94104

Attention:	David Nagler

If to Employee:	John Gray

9.13. Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

9.15. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

AUDENTES THERAPEUTICS, INC.		JOHN GRAY

By:	/s/ Matthew Patterson	/s/ John Gray
Name:	Matthew Patterson	John Gray
Title:	President and Chief Executive Officer	Senior Vice President, Research & Development

Exhibit A

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Audentes Therapeutics, Inc., a Delaware corporation with its principal offices in the State of California (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3. Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4. Excluded Inventions and Other Inventions. Attached hereto as Attachment A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the

Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5. Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Attachment B.

6. Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7. Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10. Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11. No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13. Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

14. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

15. Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16. Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17. Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18. Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23. Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24. Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

25. Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is     July 14    , 2014         (the “Effective Date”).

AUDENTES THERAPEUTICS, INC.		Employee:

By:	/s/ Matthew Patterson	/s/ John T. Gray

Name:	Matthew Patterson	John T. Gray
Name (Please Print)

Title:	President and Chief Executive Officer

ATTACHMENT A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

                     No inventions, improvements, or original works of authorship

X	Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

Exhibit B

CALIFORNIA LABOR CODE 2870 NOTICE:

California Labor Code Section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.

Attachment A

Pre-existing patents:

LP1 promoter and modified human Factor IX cDNA – owned by and licensed from St. Jude if needed.

Pre-existing inventions, with invention disclosure filed with St. Jude:

Alternative structures for plasmids used during transient transfection to produce AAV. No patent was filed yet, as the project is still in process by Dr. Davidoff’s group. Dr. Davidoff wishes for this work to continue and I think it may be broadly useful. Only some of the ideas that I had for improving the structure of the plasmids were included in the invention disclosure.

Pre-existing inventions, without invention disclosure or patent filed anywhere:

Software utilities/computer files:

The vast majority have very close to zero market value (are they really inventions, then?), and are only useful to me as tools for the way I like to work. The software was written piecemeal over the past 17 years at both Harvard and St. Jude. If Audentes wished to have tools like these as integral to its business, I am certain they would have to be re-written.

Pre-existing vector designs and natural sequence maps. I have a library of DNA sequence maps which were generated over many years and which are useful for me to review what has worked and what has not. Again the designs themselves probably have zero market value but help me to understand the origins of various different vectors that others are using.

One script which may have some market value was written when I was a Harvard employee. It is used for designing synthetic coding sequences, and was used to derive the St. Jude human Factor IX vector.

Pre-existing ideas, without invention disclosure or any work to reduce them to practice

Ideas for developing software that could be used in combination with the synthetic gene design software mentioned above to further enhance the expression of the designed gene. Highly speculative but also potentially very valuable.